EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pixar:

We consent to the incorporation by reference in the registration statements (Nos. 333-120230, 333-71706, 333-99838, 333-62047 and 333-30686) on Form S-8 of Pixar, of our reports dated March 7, 2006 with respect to the balance sheets of Pixar as of January 1, 2005 and December 31, 2005, and the related statements of income, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Pixar.

/s/ KPMG LLP

San Francisco, California

March 7, 2006